Exhibit 99.1

Alliance One International, Inc. 8001 Aerial Center Parkway Post Office Box 2009 Morrisville, NC 27560-2009 USA	Tel: 919 379 4300 Fax: 919 379 4346 www.aointl.com

NEWS RELEASE	Contact: Joel L. Thomas
(919) 379-4300

March 24, 2015

Alliance One International, Inc. Receives and Has Responded to

Continued Listing Standards Notice from NYSE

MORRISVILLE, N.C. – (March 24, 2015) – Alliance One International, Inc. (NYSE:AOI) today announced that on March 23, 2015 it was notified by the New York Stock Exchange (“NYSE”) that the Company’s common stock is not in compliance with the NYSE’s continued listing standard that requires a minimum average closing price of $1.00 per share over a period of 30 consecutive trading days. In response, earlier today the Company notified the NYSE that it intends to cure such deficiency and submitted a plan outlining the actions it intends to complete to increase its share price, including pursuing a reverse split of its common stock on the terms it announced on March 11, 2015.

Under the NYSE’s rules, the Company has a period of six months from the date of the NYSE notice to bring its 30-day average share price back above $1.00. During this period, the Company’s common stock will continue to be traded on the NYSE, subject to the Company’s compliance with other NYSE listing requirements, but will be assigned a “.BC” indicator by the NYSE to signify that the Company is not currently in compliance with the NYSE’s continued listing standards.

The Company’s business operations and United States Securities and Exchange Commission reporting requirements are not affected by the receipt of the NYSE’s notification.

About Alliance One

Alliance One International is a leading global independent leaf merchant. For more information on Alliance One, visit the Company’s website at www.aointl.com.

Safe Harbor Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based on the current beliefs and expectations of management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results may differ materially from those currently anticipated expected or projected. The following factors, among others, could cause actual results to differ from those expressed or implied by the forward-looking statements: AOI’s ability to successfully execute its plans to cure and maintain compliance with NYSE’s $1.00 share price listing standard and to continue to satisfy NYSE’s other standards for continued listing; changes in the timing of anticipated shipments; changes in anticipated geographic product sourcing; political instability in sourcing locations; currency and interest rate fluctuations; shifts in the global supply and demand position for tobacco products; and the impact of regulation and litigation on customers. Additional factors that could cause AOI’s results to differ materially from those expressed or implied by forward-looking statements can be found in AOI’s most recent Annual Report on Form 10-K and the other filings with the Securities and Exchange Commission (the “SEC”) which are available at the SEC’s Internet site (http://www.sec.gov).